Exhibit 3.10

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

AIRLOG INTERNATIONAL, LTD.

This Certificate of Amendment to the Certificate of Incorporation of AirLog International, Ltd. (the “Company”) is executed and filed pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”). The undersigned does hereby certify as follows:

1. The name of the corporation is AirLog International, Ltd.

2. The board of directors of the Company duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation of the Company as described herein, and the Company’s sole shareholder has duly adopted such amendment, all in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law.

3. The Certificate of Incorporation of the Company is hereby amended to reflect a change in the name of the Company by deleting the first paragraph of the Certificate of Incorporation in its entirety and adding the following:

“FIRST: The name of the corporation is Bristow Helicopters Inc.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of the 20th day of January, 2010.

AIRLOG INTERNATIONAL, LTD.

By:	/s/ Randall A. Stafford
Randall A. Stafford, Vice President